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                                                                    EXHIBIT 12.1



                            REPUBLIC BANCSHARES, INC.

          STATEMENT REGARDING COMPUTATION OF EARNINGS TO FIXED CHARGES

                         Nine Months Ended
                            September 30,                 Years Ended December 31,
                         -----------------   -------------------------------------------------
                          1999      1998       1998       1997      1996      1995      1994
                         -------   -------   --------    -------   -------   -------   -------
Net income before
  income taxes &
  minority interest      $16,349   $15,732   $(17,336)   $15,327   $ 7,075   $ 9,096   $ 5,771
Interest expense          73,253    64,305     89,609     60,742    51,245    47,232    31,364
Non-cumulative
  Preferred stock
  Dividends                  198       198        264        264       264       264       264
                         -------   -------   --------    -------   -------   -------   -------
  Earnings including
  interest on deposits    89,800    80,235     72,537     76,333    58,584    56,592    37,399

RATIO OF EARNINGS TO
  FIXED CHARGES
(INCLUDING INTEREST
  ON DEPOSITS)              1.23      1.25       0.81       1.26      1.14      1.20      1.19
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